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Exhibit 11.
 Statement Regarding Computation of Per Share Earnings


 For the periods ended September 30

                                                 3rd Qtr.                   Nine months
                                            2003          2002             2003          2002

 Diluted earnings per common share:
   Average common shares outstanding       723,135       643,053         671,207       643,053


 Net income (loss) .................    $   220,062   $   217,739    $  (410,275)    $ 556,625

Diluted earnings (loss) per share: .      $   0.30     $     0.34      $  (0.61)     $    0.87

 Basic earnings (loss) per share: ..      $   0.30     $     0.34      $  (0.61)     $    0.87


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